EXHIBIT (a)(1)(ix)

NOTICE OF ELECTION TO WITHDRAW OPTIONS FROM OFFER TO EXCHANGE

If you previously elected to accept Symmetricom’s Offer to Exchange Certain Outstanding Options, and you would like to change your election and reject this offer, you must sign this Notice (or otherwise provide written notice containing the required information) and return it to Bill Dee, Vice President, Controller, at Symmetricom before 9:01 P.M. Pacific Time, on June 24, 2003, unless the offer is extended.

To Symmetricom:

I previously received a copy of the Offer to Exchange Certain Outstanding Options and the Election to Exchange Form. I signed and returned the Election to Exchange Form, in which I elected to accept Symmetricom’s Offer to Exchange Certain Outstanding Options. I now wish to change that election and reject your Offer to Exchange Certain Outstanding Options with respect to the options identified below. I understand that I must withdraw all eligible options if I elect to withdraw any eligible options. I further understand, that by signing this Notice and delivering it to Bill Dee at Symmetricom, I will be able to withdraw my acceptance of the offer with respect to the options identified below and reject the Offer to Exchange Certain Outstanding Options instead. I have read and understand all of the terms and conditions of the Offer to Exchange Certain Outstanding Options.

By rejecting the Offer to Exchange Certain Outstanding Options, I understand that I will not receive any shares of restricted stock for such options and I will retain my eligible options previously elected for exchange with their existing exercise price and vesting schedule. These options will continue to be governed by the stock option plan under which they were granted and the existing option agreements between Symmetricom and myself.

I hereby elect to withdraw the following options from the offer:

	Option Grant Date	Number of Option Shares Outstanding	Option Exercise Price
Option granted on:			$

Option granted on:			$

Option granted on:			$

Option granted on:			$

I have completed and signed the following exactly as my name appears on the option agreement governing the grant of the foregoing options.

Optionee’s Signature	Date

Optionee’s Name